                                   EXHIBIT 11

                       PARLEX CORPORATION AND SUBSIDIARIES
                   Computation of Net Income Per Common Share


                                                         Three Months Ended
                                               October 1, 2000          September 26, 1999
                                               ---------------          ------------------
Basic Earnings Per Share                                  $.14                        $.28

Weighted Average
    Number of Shares Outstanding                     6,277,751                   4,794,858

Diluted Earnings Per Share                                $.14                        $.28

Weighted Average Number
    of Shares Outstanding                            6,277,751                   4,794,858

Effect of Dilutive Stock
   Options                                             178,423                      48,330

Adjusted Weighted Average
   Number of Shares Outstanding                      6,456,174                   4,843,188



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